January 6, 1999

Mr, Jim Davey
317 Salinas Drive
Henderson, NV 89014

Dear Jim,

         We are pleased to offer you the position of Director of Slot Operations for the Riviera Black Hawk Casino in Black Hawk, Colorado, reporting to the General Manager, at a starting salary of $2,884.62 per bi-weekly pay period. As Director of Slot Operations you will be responsible for the Slot Department; including all operating personnel, the purchase and maintenance of all slot machines and related equipment, compliance with all company and regulatory reporting responsibilities, and monitoring the competitive environment to help provide marketing direction.

         The Director of Slot Operations is considered to be one of the key management positions on the Riviera Black Hawk team, and as such, will be eligible to participate in the key employee bonus pool. The bonus pool will be based on the performance of the property as a whole.

         Insurance coverage that you will receive as a Riviera Black Hawk employee includes a $75,000 Executive Life Insurance policy, a $75,000 accidental death and dismemberment policy, and Riviera's medical plan for surgery, accidental injury and other medical services, dental, and vision coverage at a nominal cost to you. You will receive two (2) weeks vacation commencing the first year of employment, three (3) weeks vacation commencing on your sixth year of employment and four (4) weeks vacation commencing on your twelfth year of employment. Once you have met the eligibility requirements, you may participate in the company's 401(k) program and the company's Profit Sharing Program (see attached).



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Page 2
Jim Davey
January 6, 1999


         Riviera will assume responsibility for the expenses involved in moving you (and your dependents), and your household effects from Las Vegas, Nevada to the Denver, Colorado area. We reserve the right to select from three (3) bids submitted by national moving companies. In addition, the Riviera will reimburse you for the sales commission (not to exceed 7%) on your current house. The Riviera will also pay for two house hunting trips that include air fare, car rental, lodging and food cost (for both you and your spouse) up to five days per trip (total for both trips not to exceed $3,500).

         You will be required to sign an agreement to reimburse Riviera for all relocation expenses incurred in your behalf if, for reasons within your control, you should voluntarily terminate your employment within twelve (12) months from your date of hire.

         The prerequisite to employment is passing the requirements for a Colorado Gaming License and passing the company prescribed drug test.

         On behalf of the Riviera, let me say we are looking forward to having you join the Riviera Black Hawk team with a start date of March 1, 1999. Should you have any questions regarding our offer of employment, please do not hesitate to contact me.

Ron Johnson                                -------------------------------------
Executive Vice President                   Jim Davey


RJ/cf

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